Exhibit 10.54.

                                               (Polo Jeans Company - Design)

  DESIGN SERVICES AGREEMENT dated as of August 1, 1995, by and between Polo Ralph Lauren Enterprises, L.P. (the "Design Partnership"), a Delaware limited partnership with a place of business at 650 Madison Avenue, New York, New York 10022 and Sun Apparel, Inc. (the "Company") a Texas corporation with a place of business at 11201 Armour Drive, El Paso, Texas 79935.

  Ralph Lauren ("Lauren") is an internationally famous designer who has been twice inducted into the Coty Hall of Fame for his design of men's and women's fashions, is the recipient of the CFDA Lifetime Achievement Award, and is a creator of original designs for cosmetics, jewelry, home furnishings and other products.

  Polo Ralph Lauren, L.P., a Delaware limited partnership ("Polo"), holds the right and interest in and to certain trademarks and trade names, as same may be used in connection with the manufacture and sale of Licensed Products, as hereinafter defined, and on even date herewith, the Company has obtained the right to use certain trademarks (the "Trademark") in connection with the Licensed Products, pursuant to a license agreement ("License Agreement") of even date herewith by and between the Company and Polo.

  The value of the Trademark is largely derived from the reputation, skill and design talents of Lauren, and Lauren, directly and through his designees, provides design services through the Design Partnership.

  The company desires to obtain the services of the Design Partnership in connection with the creation and design of the Licensed Products.

  The Company desires, in order to exploit the rights granted to it under the License Agreement, to engage and retain the Design Partnership to create and provide to the Company the designs for its line of Licensed Products. The Design Partnership is willing to furnish such designs and render such services on the basis hereinafter set forth. As used herein, the term "Licensed Products" shall have the meaning set forth in the License Agreement.

  In consideration of the foregoing premises and of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

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  1. Designs; Assistance.

  1.1 The parties understand and agree that the Company will be principally responsible for the development and presentation to the Design Partnership of designs for Licensed Products, which, designs will be reviewed by the Design Partnership and which the Design Partnership may approve, disapprove or modify in its sole discretion, in accordance with the terms and conditions set forth herein.

  1.2 The Design Partnership shall provide the Company with a program of suggested, broad design themes and concepts with respect to the design of the Licensed Products ("Design Concepts") which shall be embodied in oral and/or written descriptions of design themes and concepts and such other detailed designs and sketches therefor, as the Design Partnership deems appropriate. The Design Partnership shall have full discretion with respect to the manner in which the Design Concepts shall be formulated and presented by the Design Partnership to the Company. The Company and the Design Partnership shall confer on Design Concepts and shall make such modifications as are required to meet the Design Partnership's approval.

  1.3 The Design Partnership may, at its sole expense, engage such employees, agents, and consultants operating under the Design Partnership's creative supervision and control as it may deem necessary and appropriate.

  1.4 From time to time while this Agreement is in effect, the Design Partnership may (a) develop or modify and implement designs from the Design Concepts or other designs furnished by the Design Partnership or (b) develop and implement new designs.

  1.5 The Company shall prepare and present designs to the Design Partnership based on the Design Concepts.

  1.6 The company understands that all or portions of the Design Concepts may be furnished to the Company through or in cooperation with other entities to which the Design Partnership has provided design services. The Company upon its prior written authorization shall pay all costs, including shipping and handling charges, for fabric swatches or mill chips, sketches, specifications, paper sample patterns and product samples furnished to the Company by the Design Partnership or such other entities.

  1.7 Subject to paragraph 2.7 hereof, all patents and


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copyrights on designs of the Licensed Products shall be Owned exclusively, and applied for, by the Design Partnership or its designee, at the Design Partnership's discretion and expense, and shall designate the Design Partnership or its designee as the patent or copyright owner, as the case may be, therefor.

  1.8 The Company acknowledges that the Licensed Products contain elements which in concept, execution and/or presentation are unique. The Company agrees that it will not, during the term of the Agreement, use any designs used in the Licensed Products or any designs submitted or modified by the Design Partnership or any designs which are comparable and/or competitive with Licensed Products and which may be identified as Design Partnership designs.

  2.  Design Legends; Copyright Notice and License.

  2.1 All designs, patterns, sketches, artwork, logos and other materials of Licensed Products and the use of such designs, artwork, sketches, logos and other materials created by the Design Partnership, or, subject to paragraph 2.7 hereof, created by or for the Company and reviewed and approved by the Design Partnership, or developed by or for the Company from Design Concepts or subsequent design concepts furnished or approved by the Design Partnership (all of which shall hereinafter constitute Design Concepts), shall be the property of the Design Partnership and shall be subject to the provisions of this paragraph 2.

  2.2 All right, title and interest in and to the samples, sketches, design, artwork, logos and other materials furnished by or to Company or submitted to the Design Partnership, whether created by the Design Partnership or the Company, are hereby assigned to and shall be the sole property of the Design Partnership. The Company shall cause to be placed on all Licensed Products appropriate notice in accordance with applicable law designating the Design Partnership as the copyright or design patent owner thereof, as the case may be. The manner of presentation of said notices shall be reviewed and approved by the Design Partnership prior to use thereof by the Company.

  2.3 The Design Partnership hereby grants to the Company the exclusive right, license and privilege ("License") to use the designs furnished hereunder and all copyrights, if any, and patents, if any therein; provided, however, that the License is limited to use in connection with Licensed Products manufactured and sold, or imported and sold, pursuant to the License Agreement, subject, however, to paragraph 3.2 hereof. All other rights in and to the designs furnished hereunder, including


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

without limitation all rights to use such designs in connection with products other than Licensed Products (as defined in the License Agreement) and in territories other than the Territory (as defined in the License Agreement) are expressly reserved by the Design Partnership. The License shall continue only for such period as this Agreement shall be effective. The Design Partnership shall execute and deliver to the Company all documents and instruments necessary to perfect or evidence the License. Upon termination of this Agreement, for any reason whatsoever, any and all of the Company's right, title and interest in and to the License shall forthwith and without further act or, instrument be assigned to, revert to and be the sole and exclusive property of the Design Partnership, and the Company shall have no further or continuing right or interest therein, except the limited right to complete the manufacture of and sell Licensed Products during any Disposal Period, as set forth in paragraph 6.3 hereof. In addition, the company shall thereupon (i) execute and deliver to the Design Partnership all documents and instruments necessary to perfect or evidence such reversion, (ii) refrain from further use of any of the Design Concepts and (iii) refrain from manufacturing, selling or distributing any products (whether or not they bear the Trademark) which are confusingly similar to or derived from the Licensed Products or Design Concepts.

  2.4 Except as expressly permitted under paragraph 17.4 of the License Agreement, the Company shall not sublicense any of the rights granted hereunder without first obtaining the Design Partnership's prior written consent in connection therewith, which consent may be withheld by the Design Partnership in its sole discretion.

  2.5 The Design Partnership represents and warrants to the Company that it has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all of the transactions contemplated herein.

  2.6 The Company represents and warrants to the Design Partnership that the Company has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all the transactions contemplated herein.

  2.7 Notwithstanding any provision to the contrary contained herein, each party recognizes that a distinction is drawn between (i) the appearance, packaging and marketing presentation of the Licensed Products, and (ii) the technology (including washes and finishing treatments) used in the making of denim Licensed Products. The term "Technology" as used herein shall mean the


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

chemistry, formulas, production processes and method and other technology actually used for making denim Licensed Products. "Technology" includes, but is not limited to, all information, samples, sketches, blueprints, plans and other data relating to the chemistry, formulas, processes or methods of production, technology, physical properties, or other inherent characteristics of Licensed Products, as well as design elements with respect to which Licensee gives Licensor written notice in advance that such design elements are original and proprietary to Licensee and need not be used by Licensee exclusively for Licensed Products. The parties agree that unless developed by the Design Partnership or at the direction of the Design Partnership, the Technology used by the Company to make denim Licensed Products shall not belong to the Design Partnership and may be used by the Company both during and after the term of this Agreement except as follows: even when developed by the Company, if a Technology has been used first for or introduced as an innovation for Licensed Products, then Company will not use such Technology for its other lines of products unless and until such Technology has become used in a commercially significant manner by its competitors for their products without violation of a proprietary right of the Company or the Design Partnership. The Design Partnership agrees to cooperate fully with the Company, at Company's expense, in the filing, prosecution, maintenance or protection of any patent applications which Company may wish to file on its Technology. Upon termination or expiration of this Agreement, should it so desire, the Design Partnership shall be entitled to produce or have third parties produce previously marketed products which might otherwise infringe upon the Company's Technology provided that such products are marketed solely under the Trademark and Company covenants not to make any claim against any party for manufacturing, advertising, promoting or selling such products under the Design Partnership's authority; provided, however, that if the Design Partnership does market products previously marketed by the Company which would in fact violate valid proprietary rights of the Company, the Design Partnership shall compensate the Company for the use of such Technology on commercially reasonable terms, and in any event on terms no less favorable than the terms on which the Company licenses the use of such Technology to any unrelated Third Party. Fabrics, finishes and silhouettes used in connection with Licensed Products may also be used by Licensee in connection with other products, if such fabrics, finishes and silhouettes do not violate proprietary rights of Licensor or its affiliates and are generally available in the marketplace.

     3. Licensed Products.

     3.1  The Company shall obtain the written approval of the



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Design Partnership of all Licensed Products to be manufactured or caused to be manufactured by the Company, by submitting a Prototype, as hereinafter defined, of each different design or model of a Licensed Product, including, but not limited to, the type and quality of materials, colors and workmanship to be used in connection therewith, prior to any commercial production thereof. In the event that the Design Partnership rejects a particular Prototype or Prototypes, the Design Partnership shall so notify the Company and shall in certain cases where the Design Partnership desires to include the Prototype in the collection, provide the company with suggestions for modifying the particular Prototype or Prototypes which the Design Partnership is rejecting. The Company shall promptly correct said Prototype or prototypes, resubmit said Prototype or Prototypes to the Design Partnership and seek the Design Partnership's approval under- the same terms and conditions as set forth herein with respect to the first submission of Prototypes. As used herein, the term "Prototype" shall mean any and all models, or actual samples, of Products; and the term "Final Prototype" shall mean the actual final sample of a Licensed Product from which the first commercial production thereof will be made and which has been approved by the Design Partnership prior to the first commercial production thereof pursuant to this paragraph 3.

  3.2 The written approval of the Design Partnership of the Prototypes for each seasonal collection shall be evidenced by a written list, signed on behalf of the Design Partnership setting forth those Prototypes which have been approved for inclusion in such collection. Prototypes so approved shall be deemed Final Prototypes in respect of such collection. Approval of any and all Prototypes as Final Prototypes shall be in the sole discretion of the Design Partnership. The Company shall present for sale, through the showing of each seasonal collection to the trade, all Final Prototypes so approved in respect of such collection. Approved Final Prototypes for Denim Bottoms (as defined in paragraph 2.2 of the License Agreement) may run from season-to-season without additional approval from the Design Partnership, but the Design Partnership, in consultation with the Company shall be entitled to withdraw such approval upon written notice given reasonably in advance of any season and, upon receipt of such notice, the Company shall not place any additional orders for such products, but may sell any such products previously approved and ordered.

  3.3 The Licensed Products thereafter manufactured and sold by the company shall strictly adhere, in all respects, including, without limitation, with respect to materials, color, workmanship, designs, dimensions, styling, detail and quality, to the Final Prototypes approved by the Design Partnership, subject

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

however, in the case of denim products to minor variations which arise in the ordinary course from wash and other finishing treatments.

  3.4 In the event that any Licensed Product is, in the reasonable judgment of the Design Partnership, not being manufactured or sold in strict adherence to the materials, color, workmanship, designs, dimensions, styling detail and quality, embodied in the Final Prototypes, or is otherwise not in accordance with the Final Prototypes, the Design Partnership shall notify the Company thereof in writing and the Company shall promptly repair or change such Licensed Product to conform strictly thereto. If an item of Licensed Product as repaired or changed does not strictly conform to the Final Prototypes and such strict conformity cannot be obtained after at least one (1) resubmission, or if the Company determines that a Licensed Product does not strictly conform, the Trademark shall be promptly removed from the item, at the option of the Design Partnership, in which event the item may be sold by the Company, provided (a) it is in no way identified as a Licensed Product and (b) further provided that the Company and the Design Partnership agree that the Company will be permitted to sell Licensed Products bearing the Trademark so long as such products are clearly labelled as such in a manner approved by the Design Partnership or Polo, are distributed in channels and outlets approved by Polo, and are produced only as by-products of the manufacture of first quality goods and only in reasonable quantities. Notwithstanding anything in this paragraph 3.4 to the contrary, sales of all products using the Design Concepts, whether or not bearing the Trademark, shall be subject to compensation payments pursuant to paragraph 4 hereof.

  3.5 The Design Partnership and its duly authorized representative shall have the right, at its expense upon reasonable notice during normal business hours, to inspect all facilities utilized by the Company (and its contractors and suppliers) in connection with the preparation of Prototypes and the manufacture, sale, storage or distribution of Licensed Products pursuant hereto and to examine Licensed Products in process of manufacture and when offered for sale within the company's operations. The Company hereby consents to the Design Partnership's examination of Licensed Products held by its customers for resale provided the Company has such right of examination. The company shall take all necessary steps, and all steps reasonably requested by the Design Partnership, to prevent or avoid any misuse of the licensed designs by any of its customers, contractors or other resources.

  3.6  Intentionally omitted.


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

  3.7 The Company shall upon request make its personnel available, and shall use its commercially reasonable efforts to make the personnel of any of its contractors, suppliers and other resources available at their facilities, for consultation with the Design Partnership by appointment during normal business hours. The Company shall make available to the Design Partnership, upon reasonable notice, marketing plans, reports and information which the Company may have with respect to Licensed Products.

  3.8 The Company may employ subcontractors for the manufacture of Licensed Products solely on the terms set forth in paragraph 17.4 of the License Agreement.

  3.9 The Company shall include within each seasonal collection of Licensed Products a fully representative assortment of designs therefor designated by the Design Partnership for inclusion therein. Notwithstanding anything to the contrary contained herein or in the License Agreement, in the event the Company chooses not to or is unable to include within a seasonal collection of Licensed Products a particular Licensed Product which the Design Partnership has designed or designated for inclusion in such collection, the Design Partnership shall be entitled to authorize third parties to manufacture such Licensed Product(s) on behalf of the Company and the Company shall, at the Design Partnership's option, display, present and sell such Licensed Product(s) in the manner in which all other Licensed Products are displayed, presented and sold hereunder.

  3.10 The Design Partnership shall respond to any requests for approvals or consents from the Company hereunder as promptly as reasonably practicable consistent with the level of review required and the timing of the collections to be presented each season.

  4. Compensation: Accounting.

  4.1 Commencing with the First Renewal Term (as defined in Schedule C to the License Agreement), if the term hereof is extended beyond the Initial Term (as defined in paragraph 8 of the License Agreement), Company shall pay to the Design Partnership minimum compensation for each year during the term of this Agreement. The minimum compensation for each year commencing with the First Renewal Term shall be an amount equal to [Omitted; Material Filed Separately With The Securities And Exchange Commission]% of the actual earned compensation due for the immediately preceding year; provided, however, that the minimum compensation obligation for each year of the First Renewal Term shall in no event be less than [Omitted; Material Filed Separately With The Securities And Exchange Commission]; for each year of the Second Renewal Term no less than [Omitted; Material Filed Separately With The Securities And Exchange Commission]; for each year of the Third


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Renewal Term no less than [Omitted; Material Filed Separately With The
Securities And Exchange Commission]; for each year of the Fourth Renewal
Term no less than [Omitted; Material Filed Separately With The Securities
And Exchange Commission]; for each year of the Fifth Renewal Term no less than [Omitted; Material Filed Separately With The Securities And Exchange Commission]; and for each year of the Sixth Renewal Term no less than [Omitted; Material Filed Separately With The Securities And Exchange Commission](each such term as defined in Schedule C to the License Agreement). Minimum compensation for each year shall be paid on a quarterly basis within thirty (30) days after the end of each quarter during the term hereof, commencing with the-first quarter of the First Renewal Term. No credit shall be permitted against minimum compensation payable for any year on account of actual or mini compensation paid for any other year, and minimum compensation shall not be returnable. For the purposes of this Agreement, the term "Year" shall mean a period of twelve (12) months commencing on each January 1 during the term of this Agreement; provided, however, that the term "first year" shall mean the 17-month period commencing on August 1, 1995 and ending on December 31, 1996.

  4.2 The company shall pay to the Design Partnership earned compensation based on the Net Sales Price of Licensed Products manufactured or imported and sold by the Company hereunder. Earned compensation shall equal [Omitted; Material Filed Separately With The Securities And Exchange Commission] percent of the Net Sales Price of all Licensed Products sold under this Agreement, including, without limitation, sales made pursuant to paragraphs 3.4 and 6.3 hereof. The company shall prepare or cause to be prepared statements containing the information set forth in paragraph 4.5 hereof for the period commencing on the date hereof and ending on March 31, 1996 and for each three
(3) month period ended the last day of March, June, September and December in each year hereof, which shall be furnished to the Design Partnership together with earned compensation due for each such period within thirty (30) days after the end of each such period. Any excess of earned compensation determined under this paragraph 4.2 over the minimum compensation provided in paragraph 4.1 hereof, shall be remitted to the Design Partnership within thirty (30) days after the end of each such three (3) month period. The term "Net Sales Price" shall mean the gross sales price of all Licensed Products sold under this Agreement to retailers or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Company to its employees or sales by company in its own stores), less trade discounts, merchandise returns, sales tax (if separately identified and charged) and markdowns and/or chargebacks which, in accordance with generally accepted accounting principles, would normally be treated as deductions from gross sales, and which, in any event, do not include any chargebacks or the like for advertising, fixture or retail shop costs or contributions. Notwithstanding the foregoing, the


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Design Partnership hereby waives its right to receive compensation hereunder with respect to units of Licensed Products sold at a discount of 40% or more off the regular wholesale price ("Discounted Units"), provided that such waiver shall only apply to the extent that the aggregate Net Sales Price of Discounted Units for any year does not exceed 10% of the Net Sales Price of all units of Licensed Products other than Discounted Units sold in such year. No other deductions shall be taken. Any merchandise returns shall be credited in the three (3) month period in which the returns are actually made. For purposes of this Agreement, affiliates of the Company shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly by the Company, or, are under common control with the Company. It is the intention of the parties that compensation payments will be based on bona fide wholesale prices at which the Company sells Licensed Products to independent retailers in arms' length transactions. In the event the Company shall sell Licensed Products to its affiliates, compensation payments shall be calculated on the basis of such a bona fide wholesale price irrespective of the Company's internal accounting treatment of such sale, unless such products are sold by its affiliates directly to the end-user consumer, in which case royalties shall be calculated on the basis of the price paid by the end-user consumer, less applicable taxes. The Company shall identify separately in the statements provided to the Design Partnership pursuant to paragraph 4.5 hereof, all sales to its affiliates. At least once annually and no later than 90 days after the close of Company's fiscal year, Company shall furnish to the Design Partnership a statement of the Net Sales Price of all Licensed Products sold during the year just ended, which shall be certified by the independent auditor for Company as correct and in accordance with the terms of this Agreement.

  4.3 The Company shall reimburse the Design Partnership for any travel and promotion expenses incurred by the Design Partnership or Polo in the performance of the Design Partnership's duties under this Agreement with the prior written approval of Licensee. Such amounts shall include first class travel and hotel accommodations. Amounts payable to the Design Partnership pursuant to this paragraph shall become due and payable monthly within thirty
(30) days after the date of mailing of the invoices, accompanied by corresponding receipts, for such costs incurred during the preceding month.

  4.4 If the payment of any installment of compensation is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date



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

which is 10 days after the date on which the same became due pursuant to paragraphs 4.1 or 4.2 hereof at the lower of the highest rate permitted by law in New York and two percent (2%) per annum above the prime rate of interest in effect from time to time at Chemical Bank, New York, New York or its successor.

  4.5 The Company shall at all times keep an accurate account of all operations within the scope of this Agreement. The Company shall render a full statement in writing to the Design Partnership in accordance with paragraph 4.1 hereof, which shall account separately for each different product category and shall include all aggregate gross sales, trade discounts, merchandise returns, sales tax, markdowns, chargebacks, unit sales, sales of Discounted Units, sales of miscuts and damaged merchandise and net sales price of all sales for the preceding three (3) month period. Such statements shall be in sufficient detail to be audited from the books of the Company. Once annually, which may be in connection with the regular annual audit of the Company's books, the Company shall furnish an annual statement of the aggregate gross sales, trade and prompt payment discounts, merchandise returns and Net Sales Price of all Licensed Products made or sold by the Company, certified by Company's independent accountant. Each quarterly statement furnished by Company shall be certified by the chief financial officer of the Company or a certified public accountant who may be in the employ of the Company. The Design Partnership and its duly authorized representatives, on reasonable notice, shall have the right, no more than once in each year during regular business hours, for the duration of the term of this Agreement and for three (3) years thereafter, to examine the books of account and records and all other documents, materials and inventory in the possession or under the control of Licensee and its successors with respect to the statements required, and Licensee's obligations, hereunder. All such books of account, records and documents shall be maintained and kept available by the Company for at least the duration of this Agreement and for three (3) years thereafter. The Design Partnership shall have free and full access thereto in the manner set forth above and shall have the right to make copies and/or extracts therefrom. If as a result of any examination of the Company's books and records it is shown that the Company's payments to the Design Partnership hereunder with respect to any twelve (12) month period were less than or greater than the amount which should have been paid to the Design Partnership by an amount equal to two percent (2%) of the amount which should have been paid during such twelve (12) month period, the Company will, in addition to reimbursement of any underpayment, with interest from the date on which each payment was due at the rate set forth in paragraph 4.4 hereof, promptly reimburse the Design Partnership for the cost of such


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examination.  The Design Partnership shall reimburse the Company for any overpayment of compensation it discovers during such examination, after deducting from the amount of such overpayment all costs and expenses incurred in connection with such examination.

  4.6 The obligation of the Company to pay compensation hereunder shall be absolute notwithstanding any claim which the Company may assert against Polo or the Design Partnership. The Company shall not have the right to set-off, compensate itself or any third party, or make any deduction from such compensation payments for any reason whatsoever.

  5. Death or Incapacity of Lauren.

The Design Partnership shall perform its obligations hereunder notwithstanding any death or incapacity of Lauren and the Company shall accept the services of the Design Partnership.

  6. Term and Termination.

  6.1 Unless sooner terminated in accordance with the terms and provisions hereof, this Agreement shall continue in effect f or so long as the License Agreement is in effect and shall terminate upon the expiration or termination of the License Agreement.

  6.2 Each of the following shall constitute an event of default ("Event of Default") hereunder: (i) any compensation is not paid when due and such default continues for more than fifteen (15) days after written notice to the Company thereof; (ii) the Company defaults in performing any of the other terms of this Agreement and continues in such default for a period of thirty
(30) days after written notice thereof to the Company (unless the default cannot be cured within such thirty (30) day period and the Company shall have in good faith advised the Design Partnership that it has commenced to cure the default and thereafter diligently cures such default within an additional forty-five (45) day period); (iii) an Event of Default (as defined in the License Agreement) shall occur under the License Agreement or any other design agreement entered into between the Company and the Design Partnership or license agreement between the Company and Polo; or (iv) the License Agreement shall be terminated as a result of an Event of Default thereunder. If any Event of Default other than that described in paragraph 6.2(iv) shall occur, the Design Partnership shall have the right, exercisable in its sole discretion, to terminate this Agreement upon ten (10) days' written notice to the Company of its intention to do so. Upon the expiration of such ten
(10) day


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period, this Agreement shall terminate and come to an end and, subject to paragraph 6.3 hereof, all rights of the Company in and to the designs furnished or used hereunder and all copyrights and designs patents therein and their contemplated use shall terminate. If the Event of Default described in paragraph 6.2(iv) shall occur, this Agreement and the License shall thereupon forthwith terminate and come to an end without any need for notice to the Company. Termination of this Agreement shall be without prejudice to any remedy of the Design Partnership for the recovery of any monies then due to it under this Agreement or in respect of any antecedent breach of this Agreement, and without prejudice to any other right of the Design Partnership, including without limitation, damages for breach to the extent that the same may be recoverable.

  6.3 In the event Polo chooses not to exercise the option referred to in paragraph 10 of the License Agreement with respect to all or any portion of the Licensed Products (as therein defined), the Company may dispose of Licensed Products, to the extent permitted by and in the manner set forth in paragraph 10.2 of the License Agreement. Such sales shall be subject to the payment of earned compensation pursuant to paragraph 4.2 hereof. Upon the conclusion of the disposal period all rights and interests in and to the designs furnished or used hereunder and design patents therein and all copyrights licensed hereby shall belong to and be the property of the Design Partnership and the Company shall have no further or continuing right or interest therein.

  6.4 The company acknowledges and admits that there would be no adequate remedy at law for its failure to cease the manufacture or sale of Licensed Products at the termination of this Agreement, by expiration or otherwise, and the Company agrees that in the event of such failure, the Design Partnership shall be entitled to relief by way of temporary or permanent injunction and such other and further relief as any court with jurisdiction may deem proper.

  6.5 It is expressly understood that under no circumstances shall the Company be entitled, directly or indirectly, to any form of compensation or indemnity from the Design Partnership, Lauren, Polo or their affiliates as a consequence to the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement; provided, however, that nothing herein contained shall modify the Company's rights with respect to Polo under the License Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, the Company hereby waives any claim which it has or


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

which it may have in the future against the Design Partnership, Lauren, Polo, Polo Ralph Lauren Corporation or their affiliates, arising from any alleged goodwill created by the Company for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Products.

  7. Indemnity.

  7.1 The Company shall indemnify and save and hold the Design Partnership, Lauren, Polo and Polo Ralph Lauren Corporation, and their assignees, directors, officers, agents and employees, harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorney's fees and expenses in actions involving third parties or between the parties hereto) , which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by the company or any of its directors, officers, servants, agents or employees in connection with the Company's performance of this Agreement, in connection with Licensed Products manufactured by or on behalf of the Company or otherwise in connection with the Company's business; provided, however, that the Company shall not be responsible for any liability, claims, causes of action, suits, damages or expenses incurred or suffered by the Design Partnership, Lauren, Polo or Polo Ralph Lauren corporation, or their assignees, directors, officers, agents and employees in connection with any suit or proceeding for infringement of another's design patent, trademark, copyright or other proprietary rights brought against them as a result of the Company's use of the Trademark, or the Design Concepts furnished by the Design Partnership hereunder, in strict accordance with the terms and conditions of this Agreement and the License Agreement.

  8. Disclosure.

  The Design Partnership and the Company, and their affiliates, employees, attorneys, bankers and accountants, shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other or (ii) the terms of this Agreement, except upon consent of the other or pursuant to, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. Each of Licensee and Licensor shall take all reasonable precautions to protect the secrecy of the materials, samples, sketches, designs, artwork, logos and other materials used pursuant to this Agreement prior to the commercial distribution or the showing or samples for sale, and Licensee shall not sell

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

any merchandise employing or adapted from any of said designs, sketches, artwork, logos, and other materials or their use except under the Trademark.

  9. Miscellaneous.

  9.1 All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent
(i) on the date when such notice, request, consent or communication is personally delivered, or (ii) five (5) days after the same was sent, if sent by certified or registered mail, return receipt requested, or (iii) two (2) days after the same was sent, if sent by overnight courier delivery or confirmed telecopier, as follows:

     (a)  if to the Company, addressed as follows:

          Sun Apparel, Inc.
          11201 Armour Drive
          El Paso, Texas 79935
          Attention: Mr. Miles Rubin
          Telecopier: 915.592.1343

          with a copy to:

          Sun Apparel, Inc.
          111 West 40th Street
          New York, New York 10018
          Attention: Mr. Eric Rothfeld
          Telecopier: 212.391.2780

     (b)  if to the Design Partnership addressed as follows:

          Polo Ralph Lauren Enterprises, L.P.
          650 Madison Avenue
          New York, New York 10022
          Attention: President
          Telecopier: 212-318.7186

          with a copy to:

          Victor Cohen, Esq.
          Eighth Floor
          650 Madison Avenue
          New York, New York 10022
          Telecopier: 212.318.7183

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

  9.2 Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and neither the Design Partnership nor the Company shall have any power to obligate or bind the other in any manner whatsoever, except as otherwise provided for herein.

  9.3 None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged or, in the case of the Company, its chairman or president. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all of such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parries may have at Law or in equity.
Any party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights. No person, firm or corporation, other than the parties hereto and Polo, shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

  9.4 The Design Partnership may assign its right to receive all or any portion of its compensation under this Agreement and, in addition, this Agreement and all of the Design Partnership's rights, duties and obligations hereunder may be assigned by the Design Partnership to any entity to which the right to own or use the Trademark has been assigned, or to an affiliate of any such entity. The Company may only assign its rights and obligations hereunder under the same circumstances and on the same terms and conditions as set forth with respect to assignments of Licensee's rights and obligations under the License Agreement, and only to an entity to which Licensee is rightfully and simultaneously assigning its rights and obligations under the License Agreement.

  9.5 The Company will comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of the Company contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that the Design Partnership may have approved such item or conduct. The Company shall advise the Design Partnership to the extent any Final Prototype does not comply with any such law, rule, regulation or requirement.

  9.6 This Agreement shall be binding upon and inure to the benefit it of the successors, heirs and permitted assigns of tile parties hereto.

  9.7 This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules.

  9.8 If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New York in the City of New York, or the federal courts in that City, shall have the exclusive jurisdiction and venue over such litigation. All parties consent to personal jurisdiction in the State of New York, and agree to accept service of process outside of the State of New York as if service had been made in that state. Notwithstanding anything to the contrary set forth herein, neither Polo Ralph Lauren corporation nor any other general or limited partner of the Design Partnership shall be liable for any claim based on, arising out of, or otherwise in respect of, this Agreement, and the Company shall not have nor claim to have any recourse for any such claim against any general or limited partner of the Design Partnership.

  9.9 In the event of a breach or threatened breach of this Agreement by the Company, the Design Partnership shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief in a court of competent jurisdiction, it being the intention of the parties that this Agreement be specifically enforced to the maximum extent permitted by law.

  9.10 In the event either party hereto is delayed or hindered in or prevented from the performance of any act required hereunder by reason of war, revolution, insurrection, civil disorder, fire, flood, accident, explosion, strikes, embargo, prohibition or substantial limitation on import or export of (or unavailability from any source of) product or raw materials, governmental orders or regulations or any other similar cause which is beyond the control of such party hereto, the performance of such act shall be excused for the period during which the cause of failure of performance exists provided (i) such period shall in any event not extend beyond six (6) months and shall not affect the running of the term of this Agreement; (ii) that no such event shall excuse performance of a payment or other financial obligation hereunder; and (iii) the excused party shall promptly notify the other in writing advising of the cause for delay.

  9.11 Provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

  9.12 The paragraph headings contained in this Agreement are for reference purposes only and shall not affect: in any way the, meaning or interpretation of this Agreement. Each party acknowledges and represents to the other that this Agreement has been reviewed by its counsel and the provisions hereof shall be construed without regard to which party prepared this Agreement.

  9.13 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the day and year first above written.

                       POLO RALPH LAUREN ENTERPRISES, L.P.

                       By: Polo Ralph Lauren Corporation,
                           General Partner

                       By: /s/ Michael Newman



                       SUN APPAREL INC.

                       By: /s/ Eric Rothfeld


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